EXHIBIT A-3

                            ARTICLES OF INCORPORATION

                                       OF

                        PINNACLE WEST ENERGY CORPORATION


     FIRST: The name of the corporation is Pinnacle West Energy Corporation.

     SECOND: The purpose for which the corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as they may be amended from time to time. The character of business which the corporation initially intends actually to conduct in the State of Arizona is development, production and sale of wholesale energy.

     THIRD: The aggregate number of shares that the corporation shall have authority to issue is One Hundred (100) common shares, all of which shares shall be of a single class and shall have a par value of $.01 per share.

     FOURTH: The name and street address in Arizona of the initial statutory agent of the corporation is CT Corporation System, 3225 North Central Avenues, suite 1601, Phoenix, Arizona 85012. The street address of the initial known place of business of the corporation in Arizona is 400 North 5th Street, Station 9068, Phoenix, Arizona 85004.

     FIFTH: The number of directors constituting the initial board of directors of the corporation is two (2). The names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders, or until their successors are elected and qualified, are:

                Name                                  Address
                ----                                  -------
          William J. Post                       400 North Fifth Street
                                                Phoenix, AZ  85004

          William L. Stewart                    400 North Fifth Street
                                                Phoenix, AZ  85004

The number of persons to serve on the board of directors thereafter shall be fixed by the bylaws of the corporation.

     SIXTH: The name and address of the incorporator is Pinnacle West Capital Corporation, 400 East Van Buren, Phoenix, Arizona 85004.

     SEVENTH: The liability of a director or former director to the corporation or its shareholders shall be eliminated to the fullest extent permitted by
Section 10-202.B.1 of the Arizona Revised Statutes.

     If the Arizona Business Corporation Act is amended to authorize corporate action further eliminating or limiting the liability of directors, the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Arizona Business Corporation Act, as amended.

     Any repeal or modification of this Article Seventh shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

     The provisions of this Article Seventh shall not be deemed to limit or preclude indemnification of a director by the corporation for any liability of a director which has not been eliminated by the provisions of this Article Seventh.

     EIGHTH: The corporation shall indemnify any and all of its existing and former directors and officers to the fullest extent permitted by Section 10-202.B.2 of the

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
Arizona Business Corporation Act. If the Arizona Business Corporation Act is amended to authorize corporate action broadening the corporation's ability to indemnify its directors and officers, the corporation shall indemnify its existing and former directors and officers to the fullest extent permitted by the Arizona Business Corporation Act, as amended. Any repeal or modification of this Article Eighth shall not adversely affect any right or protection of any existing or former director or officer of the corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

     DATED: September 27, 1999

                                        PINNACLE WEST CAPITAL CORPORATION


                                        By: Michael V. Palmeri
                                            ------------------------------------
                                            Michael V. Palmeri
                                            Vice President/Finance
                                            Incorporator

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